Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 06, 2012 / 04:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

1

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Gabriela Reyes Lexington Realty Trust - IR

T. Wilson Eglin Lexington Realty Trust - CEO

Patrick Carroll Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS

Sheila McGrath Evercore Partners - Analyst

Anthony Paolone JPMorgan Chase & Company - Analyst

Philip DeFelice Wells Fargo Securities, LLC - Analyst

Arthur Winston Pilot Advisors - Analyst

John Guinee Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good morning, and welcome to Lexington Realty Trust third quarter 2012 earnings conference call. (Operator Instructions). It is now my pleasure to turn the floor over to your host Ms. Gabriela Reyes, Investor Relations for Lexington Realty Trust . Please go ahead, Ma'am.

Gabriela Reyes - Lexington Realty Trust - IR

Hi, and welcome to the Lexington Realty Trust third quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on the Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on LexingtonÂ’s website at www.lxp.com in the Investor Relationssection. Additionally, we are hosting a live webcast of todayÂ’s call, which you can access in the samesection.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today'Â’s press release and from time-to-time in LexingtonÂ’s filings with the SEC. Lexington does not undertake a duty to update any forward-looking statement.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Patrick Carroll Chief Financial Officer, and other members of management.

T. Wilson Eglin - Lexington Realty Trust - CEO

Thanks, Gabby , and welcome everyone, and thank you for joining the call today. As usual I would like to begin by discussing our operating results and accomplishments during the quarter.

For the third quarter, our Company funds from operations as adjusted were $0.25 per share, and we executed well in all areas that impact our business. The quarter was characterize by continued solid leasing activity of approximately 1.4 million square feet of new and renewal leases signed leading to an overall portfolio occupancy rate of approximately 97.6% at quarter end.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

2

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

In addition we made progress on the investment front with property investments closed totaling $51.2 million bringing totalinvestment volume for the year to $140.6 million, and we believe our pipeline of similar opportunities remains robust. We also had further success on the capital recycling front with $68.1 million non-core disposition including the sale of one property in the NLS portfolio following the acquisition in early September.

In addition we continue to drive down our cost of capital as we took advantage of the significant refinance opportunities in our portfolio. In the third quarter of 2012 we drew $9 million on our 7-year secured term loan and swapped the LIBOR rate into a fixed rate of 3.36% on such borrowings for seven years. We retired $75.1 million of secured debt which had a weighted average interest rate of 6.4%. Subsequent to quarter end we expanded the 7-year term facility by $40 million to $255 million. Next year we have $228.1 million of non recourse debt maturing at weighted average interest rate of 5.5%, of which we believe roughly $60 million will require lender concessions for us to use any of our financial resources to support these maturities. We believe the remaining maturities can be refinanced on attractive terms in the term loan market.

Finally on September 1st, we acquired Net Lease Strategic Assets Fund our joint venture with Inland American by paying our partner a nominal cash sum equal to its remaining distribution. We believe this was a very good outcome for Lexington as the portfolio came back to us on highly accretive terms that lead us to increase our 2012 guidance. We ended up with a larger than anticipated increase in our common share dividend and projected 2013 taxable income and a gain on transaction of approximately $168 million. We believe that we can create a lot of value in this portfolio by refinancing the underlying debt on advantageous terms, making favorable asset sales and extending lease terms. However remaining invested in this portfolio impacted our forecasted liquidity this year, and we addressed this by accessing equity market in October, and we raised $156.3 million which was used to reduce our leverage considerably. In addition subsequent to quarter end $20.4 million of debt was converted into 2.9 million common shares so we accomplish a significant de-leveraging of the balance sheet so far in the fourth quarter without changing our outlook for with respect to our Company funds from operations. The shares underlying our convertible debt are already included in our Company FFO per share guidance.

Turning to leasing, our accomplishments the third quarter of 2012 consisted of 109,000 square feet of new leases and 1.3 million square feet of lease extensions, 1.1 million square feet of which were 2013 expiration. Overall this year we have extended 40 leases with annual rents of $33.3 million a decrease of $2 million compared to previous rents . As of September 30, 2012, we had 3.5 million square feet of space subject to leases that expire in 2012 and 2013 or which are currently vacant . We believe that through 2013 we can address roughly 2.3 million square feet of such expiring or vacant square footage through extensions and disposition activity. We expect our year end occupancy to stay at a high level, and we believe we can address some of our remaining 2013 lease roll overs prior to year end. Although our leasing results have been solid, we remain cautious with respect to suburban office market in what continues to be a sluggish economy.

Supplementing our leasing and refinancing success was ongoing progress on adding value through accretive acquisitions. We closed on three build-to-suit projects in the third quarter for $51.2 million and we now have five build-to-suit project underway for a total commitment of $152.9 million of which $45 million has been invested through September 30, 2012. The property investments underlying these projects have an initial yield of 8.5% on cash basis and 9.6% on a GAAP basis and our supplemental reporting package contains an estimated funding schedule for these projects. We believe our investment pipeline of good prospects now totals approximately $200 million, and we believe these are very attractive opportunities for us since they are long-term Net Leases at a going end Cap Rate of about 8% to 8.5%, which generally equates to 9.5% to 10%, on a GAAP basis, however we can give no assurance these expectations will be realized.

The addition to our portfolio of long term leases with escalating rents continues to be a priority for the Company in order to further strengthen our cash flows, extend our weighted average lease terms, reduce the average age of our portfolio and support our dividend growth objectives. As a result of our leasing activity and new investment we now generate approximately 20% of our revenue from leases of 10 years or longer compared to 15% , when the year began. Further our lease roll over in 2013 through 2017 has been reduced this year from 48.8% of revenue to 42.3% of revenue . By any measure we are making good progress in managing down our exposure to shorter term leases and extending our weighted average lease term.

Our successful asset recycling program has helped drive down our cost of capital as it has continued to produce funds for accretive acquisitions and de-leveraging . We expect to continue to recycle capital with a focus on maximising the value of our multi-tenant and retail properties and certain single-tenant office properties. In the third quarter we completed four dispositions for $68.1 million including one sale from the NLS portfolio following the acquisition on September 1st.

Our balance sheet changed significantly with the purchase of NLS in the third quarter and the equity raised in de-leveraging subsequent to quarter end, and we have included in the supplemental disclosure package on page 40 additional information showing our credit metrics on a pro forma basis . We are very pleased with the progress we have made in this area, and we are optimistic about further improvements in these measures.

Now I will turn the call over to Pat, who will take you through our results in more detail.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

3

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter Lexington had gross revenues of $87.7 million comprised primarily of lease rents and tenant reimbursements. The increase compared to the third quarter 2011 relates primarily to build-to-suit projects coming online and the acquisition of NLS. Under GAAP we are required to recognize revenue on a straight-line basis over the non-cancelable lease term plus any periods covered by a bargain renewal option. In addition the amortization of above and below market leases are included directly in rental revenue.

In the quarter GAAP rents were in excess of cash rents by approximately $4.2 million including the effect of above and below market leases. For the nine months end September 30, 2012, GAAP rents were in excess of cash rents by about $2.1 million. We have also included on page 41 of the supplement our estimates of both cash and GAAP rents for the remainder of 2012 through 2016 of leases place past September 30. Page 41also contains same-store NOI data.

In the third quarter of 2012 we recorded a $168 million non cash gain related to the NLS acquisition. The gain represents the fair value of the net assets acquired in excess of our investment basis. In addition we recognize $6.3 million of gains on sales of property, $4.3 million in non cash impairment charges and $1.2 million in debt satisfaction charges incurred on a debt satisfied in connection with an asset sale.

On page 38 of the supplement we have disclosed selective income statement data for our consolidated but not wholly owned property and our joint venture investments. We also have included non cash interest charges recognized in the nine months ended September 30, 2012, on page 39 of the supplement. Interest expense decreased $2 million primarily due to the refinancing of our debts at lower rates. This has resulted in an interest cover charge of approximately 2.7 times, a fix charge coverage of about 1.9 times and net debt-to-EBITDA on a pro forma basis of approximately 5.6 times. Non operating income decreased $2 million primarily due to the pay off of mortgages receivable in 2012 and 2011. Equity and earnings from joint ventures decreased $5.2 million primarily due to the sale of our interest in Concord and a reduction in the equity pick up from NLS due to our acquisition of our partner's interest in that partnership.

I will turn to the balance sheet . We believe our balance sheet is strong, and we have continued to increase our financial flexibility and capacity. We had $97.6 million of cash at quarter end including cash classified as restricted . Restricted cash balances relates to money primarily held with lenders as escrow deposits on mortgages. At quarter end we had about $2 billion of consolidated debt outstanding which had a weighted average interest rate of 5.3%, almost all of which is at fixed rates.

The significant components of other assets and liability are included on page 39 of the supplement. And during the quarter ended September 30, 2012, the Company paid approximately $4.2 million in lease costs and approximately $11.1 million in tenants improvements . In our press release we have reconciliation of Company FFO as adjusted Company FAD. And starting on page 29 through page 33 of the supplement we disclosed the details of all consolidated mortgages maturing through 2016. We also have including on page 16 of the supplement the funding projections for our five current build-to-suit projects, and we have also added on page 40 of the supplement a summary of our credit statistics.

Now I would like to turn the call back over to Will.

T. Wilson Eglin - Lexington Realty Trust - CEO

Thanks, Pat. In summary we had a great quarter, and we have had a strong year so far. We continue to, one, execute on leasing opportunities in order to maintain high levels of occupancy. Two, realize values on non-core properties and certain fully valued properties . Three, capitalize on our substantial refinancing opportunities helping us drive down our cost of capital. And, four, invest in build-to-suit properties and other accretive investment opportunities. With opportunities to refinance our debt at considerably lower rates acquisitions that improve cash flow and upgrade the quality of our portfolio, a conservative payout ratio, and levels of debt that will come down over time we believe we are very well position to create meaningful value for our shareholders.

In view of the progress we have made during the quarter we previously increased our guidance for 2012 company funds from operation as adjusted by $0.02 per share to a range of $0.95 to $0.98 per share and today we tightened our range by $0.01 to $0.96 to $0.98 per share. Our guidance is forward-looking statements and reflects the comments we have made on today's call , and a diluted share count of roughly 198 million which includes 13.7 million shares underlying our 6% convertible guaranteed notes and our recent common share offering.

We also believe that 2013 will be another successful year for Lexington. We have a good pipeline of acquisition opportunities, very active discussions with numerous tenants with respect to lease extension and a lot of debt maturing with above market interest rates at a time when market conditions are favorable, and we believe that we can currently obtain five year to ten year financing at fixed rates between 2.75% and 4%. Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

4

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We will take our first question from Sheila McGrath with Evercore Partners .

Sheila McGrath - Evercore Partners - Analyst

Good morning. Will, on page 40 of the supplement it looks like your debt-to-EBITDA is about 5.6 times after the adjustments for fourth quarter. I am just wondering if you could give us an idea of what your long term goal is there on that metric, and how long you think it will take to get there?

T. Wilson Eglin - Lexington Realty Trust - CEO

We would like to consistently run the Company with less than 5.5 times, Sheila. I think ideally it would trend down from there. I think the two credit metrics that we are probably most focused on over the next 18 months to 24 months if you look at those, are,one, we would like to get our pool of non-mortgage assets up to over half of our total assets.

And that will happen as we work through our maturity schedule in 2013 and (Inaudible) 2014 by unencumbering the assets as our secured debt matures. That is one thing to keep our eye on. The other thing is we want to work down our secured debt relative to our gross assets to close to 25%. And I think that will probably happen, again, with the passage of time and debt maturities. We would like to hit both of those marks sometime in 2014.

Sheila McGrath - Evercore Partners - Analyst

So would be feasible in 2014 you think to pursue an investment grade strategy?

T. Wilson Eglin - Lexington Realty Trust - CEO

I do. I think that the two gating items that I see being the ones we have to focus the most on are making sure we have more than half of the portfolio unencumbered, and like I say getting the secured debt down in relation to gross asset is another focus.

Sheila McGrath - Evercore Partners - Analyst

Okay .. And then on the build-to-suit market could you give us an idea of what you have being seeing Cap Rates on the forward commitment market. It looks like there has been a little bit of compression in Cap Rates since you started, and just wondering if there is increased competition and how comfortable you are on potential volume you will be able to achieve in that niche?

T. Wilson Eglin - Lexington Realty Trust - CEO

There is no question that Cap Rates have compressed some , but at the same time financing costs have compressed too, so there is still we think very good margin. This year we will fund a little bit less than $200 million of new transaction activity, and as we look at next year I think we are pretty confident right now that we have visibility on being able to invest a little more capital. That comparable spread is relative to financing cost. So that may mean that we are originating new transactions at closer to a 8% Cap Rates whereas 12 months or 15 months ago it might have been 9%, but we are also financing on a less expensive basis too.

Sheila McGrath - Evercore Partners - Analyst

Okay. Last question, can you just remind us on the Xerox lease why that was such a big mark up ? What were the circumstances there?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

5

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

T. Wilson Eglin - Lexington Realty Trust - CEO

It was simply a long term lease that came to maturity in a market where rents had , had explosive upsides. So in that case the lease was -- one way to look at it is viewing it as an encumbrance on value. Obviously Palo Alto is a market where you have seen very dramatic rent growth . So that one worked out very well for us.

Sheila McGrath - Evercore Partners - Analyst

Okay. Thank you.

Operator

We will take our next question from Anthony Paolone with JPMorgan.

Anthony Paolone - JPMorgan Chase & Company - Analyst

Thanks. Good morning. I will start with Xerox since Sheila brought that one up. What do you do with a building like that now that you have bumped the lease up to market, and it is in such a hot place at the moment where Cap Rates are low? Do you keep something like that, or do you think about using it as cash for something else?

T. Wilson Eglin - Lexington Realty Trust - CEO

I think the best way to maximum the value of the asset, Tony, is probably to monetize the entire rent stream in a credit tenant lease financing. That is one,if you recall, it is subject to a land lease and we do not control the ground after this lease term is up. So we could probably monetize the whole stream at a discount rate of roughly 3.75 today. So we could pull magnitude 58 million or 59 million out of the asset probable. I think that is the best way to maximum the value of the assets right now given that we do not control the asset long term because of the ground situation.

Anthony Paolone - JPMorgan Chase & Company - Analyst

Got it. Understood. Along the same lines, looking at some of these build-to-suit deals you are have brought in with 15 year leases and the Cap Rates in the 9s, similarly how do you think about maximizing value there especially considering the idea of moving forward towards an investment grade rating where you may or may not want to just try to pull cash out with secured financing. How do you think about, again, maximizing value in some of these situation where it seems like you have achieved some pretty strong Cap Rates?

T. Wilson Eglin - Lexington Realty Trust - CEO

I think we are trying to stay away from the secured market until we reach a couple of those metrics that I mentioned, i.e. how much of the portfolio is unencumbered and how much secured debt we have in relation to gross assets . So my expectation is that most of what we take down will be held on a free and clear basis. There will be a couple of other secured financing's that we do heading in to next year or next year where we have long term leases and credit tenants.

But my expectation is almost everything that we are originating new we are going to hold free and clear to support where we want to get the balance sheet over 18 month to 24 month basis. I do think as we look at some of these leases there will be an opportunity after a 3 year to 5 year hold look at recycling some capital out of them and our expectation is that there is going to be very story around capital recycle given where we have been able to originate these new leases from a Cap Rate standpoint.

Anthony Paolone - JPMorgan Chase & Company - Analyst

What is your sense as to what market value is or market Cap Rates would be for some of these recent deals that you have wrapped up with the 15 year leases in place, and that you achieve yields in the 9s on?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

6

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

T. Wilson Eglin - Lexington Realty Trust - CEO

I think in a lot of case we could resale in the 7.5% to 8% range. Our view is there has been in many cases a 150 basis points yield premium for taking that forward commitment risk. I do think we have been able to create a lot of value by being active in the forward market.

Anthony Paolone - JPMorgan Chase & Company - Analyst

Got it. And then last question, on the NLS portfolio can you be a little bit more specific in terms of maybe through the end of 2013 some of the things you might want to do there, how much it might cost you and what the incremental pick up perhaps might be from an earnings point of view?

T. Wilson Eglin - Lexington Realty Trust - CEO

There is not that much debt maturing in NLS next year. There is a little bit. The average financing cost in that portfolio is 5.2%, so our expectation is we will be able to work that down overtime. We do have a significant asset sell out of NLS that we hope to close by year end which is going out at roughly a 7% Cap Rate. So since we closed that means we will have recovered about $50 million through dispositions and brought our basis down of what we think a pretty good disposition prices and we do believe that we will be able to in the next 6 months extend a lot of the leases that are maturing next year in 2014. So we are pretty optimistic that we can actively manage that portfolio as successfully as we have managed our own up to now.

Anthony Paolone - JPMorgan Chase & Company - Analyst

Okay. But do you see any significant CapEx or projects that you see in there to do some of these things to either extend leases?

T. Wilson Eglin - Lexington Realty Trust - CEO

There is a lease in Arlington, Texas of building its lease to [cement] where we think we have good chance of bringing a new tenant there that may require some CapEx dollars in 2014, but I do not see anything very significant in 2013.

Anthony Paolone - JPMorgan Chase & Company - Analyst

Okay. Great. Thank you.

Operator

We will take our next question from Philip DeFelice with Wells Fargo Securities.

Philip DeFelice - Wells Fargo Securities, LLC - Analyst

Good afternoon. It is Phil for Todd Stender.

T. Wilson Eglin - Lexington Realty Trust - CEO

Good morning, Phil.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

7

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

Philip DeFelice - Wells Fargo Securities, LLC - Analyst

It looks like the tenant improvements in leasing costs on a per square basis tick up a bit in the quarter. Is that broad based or was it driven by one particular asset like Xerox and do you expect that trend to continue?

Patrick Carroll - Lexington Realty Trust - CFO

If you look at what we spent in the quarter on TI the $11.1 million there was a couple of projects. The one was a redevelopment in Lenexa Kansas. The tenant was Applebee's they bought out their lease and the GSA coming in, but there is some money that needs to be put into that the lese termination payment was something like $19 million that we received a year and a half ago, so we are putting some of that money back into the building. And the rest of the TIs were additional money that was spent on the Light Street property about $2.7 million and $2.7 million was spent on the releasing of our Orlando property in Florida.

So looking at the $11.1 million at was spent in the quarter almost $9.5 million of it was just on those three properties. So there is not a lot of TI being spent on the rest of the portfolio, but they are being spent on tenant specific lease ups. If you look at the new leases that we incurred this quarter the average TI lease commissioned on new leases is about $16.75 a square foot and on extensions it was about $5.60 a square foot.

T. Wilson Eglin - Lexington Realty Trust - CEO

So our expectation is that next year we will start to spend less money on CapEx and leasing and we think it trends down further from there. We do think that the trend is in our favor..

Patrick Carroll - Lexington Realty Trust - CFO

If you look at the $4.1 million spent, the $4.2 million on leasing $3.1 million was the Xerox property.

Philip DeFelice - Wells Fargo Securities, LLC - Analyst

Thanks guys . That all is very helpful. Good quarter.

Operator

(Operator Instructions). We will take our next question from Arthur Winston with Pilot Advisors.

Arthur Winston - Pilot Advisors - Analyst

I understand that you really can not be specific to answer this question, but maybe you can do it just generally. If we forget about the Xerox gain, would we be on the same trajectory in calendar 2013 more or less to have the same net income reported to the common shareholders which is very important to dividend as we had in 2012, or were there other circumstances involved that would change your trajectory of the other reported net income?

Patrick Carroll - Lexington Realty Trust - CFO

No. We set our dividend to what we felt was a good equivalent to taxable income to the common holders, and we base that on what our projections are for re leasing and acquisitions with the build-to-suits coming on. So we set it at $0.60, and we are still comfortable with that.

Arthur Winston - Pilot Advisors - Analyst

So basically that is what it is predicated upon and the changes should not be that dramatic is what you have are suggesting?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

8

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

Patrick Carroll - Lexington Realty Trust - CFO

We knew when we did the projection that Xerox would double. So we are comfortable with the $0.60 dividend which we think approximates taxable income.

Arthur Winston - Pilot Advisors - Analyst

Okay. Thank you.

Operator

We will take our next question from John Guinee of Stifel.

John Guinee - Stifel Nicolaus - Analyst

Nice quarter guys. Just a few clarifications here. First, Will, you said $228 million of lease maturities between now and 2014 was it $60 million which lender concession are required or 60%?

T. Wilson Eglin - Lexington Realty Trust - CEO

That is correct $60 million.

John Guinee - Stifel Nicolaus - Analyst

$60 million . Okay. Great. Second, what was the impairment charge on which assets, what deal?

Patrick Carroll - Lexington Realty Trust - CFO

Gartner property Fort Meyers, Florida.

John Guinee - Stifel Nicolaus - Analyst

Okay. The $168 million of non cash gain does that affect your taxable income in 2013 and 2014 or not?

Patrick Carroll - Lexington Realty Trust - CFO

No.

John Guinee - Stifel Nicolaus - Analyst

Tony had mentioned the Xerox lease subject to a land lease , does this mean that 10 years from now the asset just goes away, it disappears from the balance sheet and goes back to ground lesser?

T. Wilson Eglin - Lexington Realty Trust - CEO

As it stands right now, John, that is correct. There have been some discussions that might lead to us being able to control the ground beyond that, but right now there is nothing certain.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

9

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

John Guinee - Stifel Nicolaus - Analyst

Okay. And then what is going to happen, Pat, to your equity and earnings of non consolidated entities, just give us a good run rate going forward now that strategic Net Lease is on the books?

Patrick Carroll - Lexington Realty Trust - CFO

Well, if you look at the quarter, John, we had about $3.8 million in the quarter and about $3.5 million,$3.6 million of it was NLS. The rest of it is very small one offs currently.

John Guinee - Stifel Nicolaus - Analyst

Okay. And then looking at page 17 a couple of things stuck out as interesting for example Foxboro, Massachusetts the run rate on the income used to be about 6.4 million a year and it shows up as zero and 204,000 for GAAP rent on this schedule. The same thing to a lesser extent is true on Livonia, Michigan. What is going on there?

Patrick Carroll - Lexington Realty Trust - CFO

Those are NLS rents. Those are properties that we took over from NLS, and Foxboro has a funky payment. We have a few properties that pay rent in the first quarter and in the third quarter at different rates, so the GAAP rent gets straight lined the cash rents will be a choppy, like a lot in the first quarter none in the second a little bit more in the third and then none in the fourth. So that is the choppy rent. That is why when we disclosed in the supplement we show cash and GAAP rents for the following year so you can get a feel for it on an annual basis. But the cash and GAAP rent on certain properties are choppy, and these numbers here are as of 9/30, but for any property that came over in NLS obviously there is one month of revenue in it.

John Guinee - Stifel Nicolaus - Analyst

So that is one month revenue as opposed to a full year revenue?

Patrick Carroll - Lexington Realty Trust - CFO

That is correct, John.

John Guinee - Stifel Nicolaus - Analyst

Okay. I misread the footnote. Got you. Okay. Wonderful job. Thank you.

Patrick Carroll - Lexington Realty Trust - CFO

Thank you.

Operator

It appears there are no further questions at this time. Mr. Eglin, I will go ahead and turn the call over back to you for any additional or closing remarks.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

10

NOVEMBER 06, 2012 / 04:00PM GMT, LXP - Q3 2012 Lexington Realty Trust Earnings Conference Call

T. Wilson Eglin - Lexington Realty Trust - CEO

Thanks to all of you again for joining us this morning . We are very excited about our prospects for the rest of this year and beyond. And as always we appreciate your participation and support . If you would like to receive our quarterly supplemental package please contact Gabriela Reyes or you can find additional information on the Company on our website at www.lxp.com ,and in addition you may contact me or the other members of our senior management team with any questions. Thanks again, and have a good day, everyone.

Operator

That does conclude today's conference. We thank you for your participation. You may now disconnect.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

11